Exhibit 10.1

                                                                  EXECUTION COPY
                                                                  --------------

                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT ("Agreement") is made on this 6th day of February, 2004, among Evenstar, Inc. (the "Seller"), Joel A. Butler, David L. Butler and Patrick D. Butler (collectively, the "Shareholders"), and SLS International, Inc., a Delaware corporation (the "Purchaser").

                                    RECITALS
                                    --------

A. Seller, through its Hyperion Amplification division, owns all rights to the trade name "Hyperion Amplification" and all rights in various inventions concerning digital amplification technologies, which are disclosed and described in one U.S. Patent No. 6,563,377 B2 (the "Patent"), U.S. Patent Application Serial No. 10/377,559 (the "Patent Application"), and expired U.S. Provisional Patent Application No. 60/390,242 ("Provisional Patent Application"), all of which are set forth on Schedule A attached hereto (collectively, the "Purchased Proprietary Rights," as further defined below).

         B. Shareholders own 100% of the issued and outstanding shares of capital stock of Seller.

         C. Seller desires to sell, transfer and assign to Purchaser, and Purchaser agrees to purchase from Seller, all of the Purchased Proprietary Rights, as well as the Additional Technology (as defined below), for an amount in cash and other consideration, all as herein provided and on the terms and conditions hereinafter set forth.

         NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, in consideration of the foregoing recitals and the mutual promises, covenants and representations herein contained, agree as follows:

         1. PURCHASE AND SALE OF PURCHASED PROPRIETARY RIGHTS

         (A) PURCHASED PROPRIETARY RIGHTS. Upon the terms set forth herein, Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall acquire from Seller, free and clear of all liens, mortgages, pledges, security interests, claims, assessments, restrictions, encumbrances and charges of any kind, all of the Purchased Proprietary Rights, which include the Additional Technology (as defined below), on the Closing Date (as defined below). The Purchased Proprietary Rights include, without limitation: (i) all rights to the inventions disclosed and described in the Patent (including improvements, continuations, continuations-in-part, extensions or divisions thereof); (ii) all rights to the inventions disclosed and described in the Patent Application (including improvements, continuations, continuations-in-part, extensions or divisions thereof); (iii) all rights to the inventions disclosed and described in the expired Provisional Patent Application; (iv) all trade secrets, inventions, discoveries, know-how, formulas, processes, concepts, proprietary product designs, proprietary technical documentation or information, and source and object code for any computer software programs related to these inventions, including those described on Schedule A attached hereto or otherwise used in the Business (collectively, the "Trade Secrets"); (iv) the trademark and trade name "Hyperion Amplification," the logo associated therewith, and the goodwill associated therewith (collectively, the "Trade Name"); (v) any copyrights or copyrightable works related to the Purchased Proprietary Rights or otherwise used in the Business (the "Copyrights") ; (vi) all income, royalties, damages and payments hereafter that may be due and/or payable under and with respect to the Patent, Patent Application, Trade Secrets, Trade Name and Copyrights, including, without limitation, payments under all licenses entered into in connection therewith and damages and payments for past or future infringements thereof, and the right to sue for past, present and future infringements thereof.

         (B) ADDITIONAL TECHNOLOGY. The Purchased Proprietary Rights shall include the technology of Seller (the "Additional Technology") set forth on
Schedule 1(b) attached hereto, which are disclosed to Seller on the date hereof pursuant to a Confidentiality Agreement between the Purchaser and the Seller dated the date hereof.

         (C) ASSIGNMENT OF CONTRACTS. Purchaser shall cooperate with Seller in obtaining any third-party consents as may be required to transfer the Purchased Proprietary Rights to Purchaser, including the provision of such information of Purchaser as may be reasonably requested by such third parties in the context of their review of requests for consent; provided that Purchaser shall not be obligated to expend any sum or advance any costs, or commence any litigation or other legal proceedings, in connection with such cooperation. Seller and Shareholder(s) acknowledge and agree that any and all costs and fees charged by such third parties in connection with such consents, whether charged prior to or following the Closing Date, shall be the responsibility of the Seller and the Shareholder(s).

         2. PURCHASE PRICE AND PAYMENT.

         (A) PAYMENT TO SELLER. In consideration for the Purchased Proprietary Rights, at the Closing, Purchaser shall deliver to Seller an aggregate amount of cash and stock as set forth in (iii) and (iv) below ("Purchase Price"). The Purchase Price shall be delivered to Seller through a combination of cash and shares of the Purchaser's Common Stock (the "Common Stock"), as more specifically set forth below.

         (i) Initial Deposit. Simultaneously with the execution of this Agreement, the Purchaser shall deposit with the Seller an amount equal to $30,000 in cash (the "Initial Deposit") by wire transfer of immediately available funds to an account previously identified by the Seller. The Initial Deposit is non-refundable except as set forth in
         Section 2(a)(ii) below.

         (ii) Second Deposit. If the Closing has not occurred on or prior to the Scheduled Closing Date (as defined below), then the Purchaser shall have the option, in Purchaser's sole discretion, to (x) terminate this Agreement, in which case the Seller shall be entitled to retain the Initial Deposit if but only if such failure to close is not the result of a failure of the Seller or the Shareholders to comply with the terms of this Agreement, which shall constitute liquidated damages for the Purchaser's failure to close the transactions contemplated hereby, and this Agreement shall thereby be terminated; or (y) extend the Scheduled Closing Date to April 20, 2004 and deposit with the Seller an additional amount equal to $30,000 in cash (the "Second Deposit") by wire transfer of immediately available funds to an account previously identified by the Seller. The Second Deposit is also non-refundable except as set forth in this Section 2(a) (ii). If Purchaser elects to terminate this Agreement pursuant to clause (x) and the failure to close prior to the Scheduled Closing Date is the result of a failure of the Seller or the Shareholders to comply with the terms of this Agreement, then Seller shall promptly return the Initial Deposit to the Purchaser. If the Closing has not occurred on or prior to April 20, 2004, then Purchaser may terminate this Agreement, in which case the Seller shall be entitled to retain the Initial Deposit and the Second Deposit if but only if such failure to close is not the result of a failure of the Seller or the Shareholders to comply with the terms of this Agreement, which shall constitute liquidated damages for the Purchaser's failure to close the transactions contemplated hereby, and this Agreement shall thereby be terminated. If the Closing has not occurred on or prior to April 20, 2004 and the failure to close is the result of a failure of the Seller or the Shareholders to comply with the terms of this Agreement, then the Seller shall promptly return the Initial Deposit and the Second Deposit to the Purchaser.

         (iii) Cash Portion. At the Closing, Seller will receive an aggregate amount of cash equal to $300,000 less the Deposit and the Second Deposit (to the extent previously paid).

         (iv) Stock Issuance. At the Closing, Seller will receive 300,000 shares of Common Stock (the "Shares") which are deemed to have an aggregate value of $_______ (the "Aggregate Share Value"). The Shares will vest over time as follows, if but only if Joel Butler remains an employee of the Purchaser in good standing on each date specified below:

                  Date                                        Shares Vested
                  ----                                        -------------
                  Closing Date                                100,000
                  First Anniversary of Closing Date           200,000
                  Second Anniversary of Closing Date          300,000

         If Joel Butler is no longer an employee in good standing at any time prior to the second anniversary of the Closing Date, the Seller shall return the stock certificate to the Purchaser and the Purchaser shall cancel any shares that have not vested prior to the termination date of his employment and issue a new certificate reflecting only those shares that have vested (and have not been sold previously). Notwithstanding the foregoing, if Joel Butler's employment is terminated by the Purchaser without cause (as defined in his employment agreement with the Purchaser) prior to the second anniversary of the Closing Date, or if Joel Butler dies prior to such second anniversary, then all of the Shares shall immediately become fully vested, and the immediately preceding sentence shall be inapplicable. Also, the Seller agrees that it will sell no more than 5,000 vested Shares in any one trading day; provided that if the twenty-day average daily trading volume in the Purchaser's Shares equals or exceeds 500,000 shares, then the Seller will sell no more than 25,000 vested Shares in any one trading day (in each case subject to any restrictions of applicable law, including Rule 144 of the U.S. Securities and Exchange Commission). The certificate(s) issued to the Seller evidencing the Shares shall contain a legend giving notice of the restrictions on such Shares provided in this
         Section 2(a).

         (B) Following the Closing, Purchaser will prepare (and Seller may review) Form 8594 and any other notice or filing required pursuant to Section 1060 of the Internal Revenue Code of 1986, as amended. The parties hereto agree to execute and file the Form 8594 prepared by Purchaser and such other forms, notices and filings as required by applicable laws.

         (C) Seller agrees to pay all sales or similar taxes required to be paid by reason of the sale by Seller of the Purchased Proprietary Rights to Purchaser hereunder.

         3. LIABILITIES.

         Purchaser will assume no liabilities of Seller. Seller and Shareholders agree to timely pay, satisfy or discharge and indemnify and hold harmless Purchaser from all liabilities of the Seller.

         4. COVENANT NOT TO COMPETE.

         (A) To assure that Purchaser will realize the value and goodwill inherent in the Purchased Proprietary Rights, Shareholders agree that they shall not (i) directly or indirectly engage in (as an owner, partner, employee, agent, consultant or otherwise), for a period of five (5) years following the Closing Date, any business that designs, manufactures, distributes or sells commercial, professional or residential loudspeakers, amplifiers or other stereo or sound equipment (the "Business") in the United States (the "Territory"); (ii) directly or indirectly, for a period of five (5) years following the Closing Date, request or advise any individual or company which is a customer of Seller at the Closing Date to withdraw, curtail or cancel any such customer's relationship with Purchaser; or (iii) solicit or cause, directly or indirectly, to be solicited, nor attempt to induce, for a period of five (5) years after the Closing Date, any person employed by Seller at or at any time within 180 days prior to the Closing Date, unless such person was either not offered employment by Purchaser immediately following the Closing or was terminated thereafter, (A) to refuse an offer of employment from Purchaser; (B) if such an offer is accepted, to terminate his or her employment with Purchaser; or (C) to work, directly or indirectly, with or for Seller.

         (B) Shareholders agree and acknowledge that the restrictions contained in Section 4(a) are reasonable in scope and duration and are necessary to protect Purchaser after the Closing Date. If, however, any provision of Section 4(a), as applied to any party or to any circumstances, is adjudged by a court to be invalid or unenforceable, the same will in no way affect any other provision of Section 4(a) or any other part of this Agreement, the application of such provision in any other circumstances or the validity or enforceability of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination will have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form such provision will then be enforceable and will be enforced. Upon breach of any provision of Section 4(a), Purchaser will be entitled to injunctive relief (without posting bond or other security), since the remedy at law would be inadequate and insufficient. In addition, Purchaser will be entitled to such damages as it can show it has sustained by reason of such breach.

         5. CLOSING.

         (A) TIME AND PLACE OF CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Freeborn & Peters, 311 S. Wacker Drive, Suite 3000, Chicago, Illinois, on February 20, 2004 (the "Scheduled Closing Date"), as potentially extended pursuant to Section 2(a) above, or by mail or facsimile transmission of the applicable documents, certificates and instruments required to consummate the transactions contemplated by this Agreement, or at such other place and time as agreed upon by the parties. The date on which the Closing occurs is referred to herein as the "Closing Date."

         (B) CLOSING TRANSACTIONS. Subject to the conditions set forth in this Agreement, the parties shall consummate the following transactions (the "Closing Transactions") on the Closing Date:

         (i) Seller shall deliver to Purchaser a Bill of Sale for the Purchased Proprietary Rights to be sold by Seller hereunder;

         (ii) Seller shall deliver to Purchaser Assignments of Patents for each patent and patent application to be sold by Seller hereunder;

         (iii) Purchaser shall deliver the Purchase Price to Seller (by wire transfer of immediately available funds to an account designated by Seller) and shall instruct its transfer agent to issue and deliver to Shareholder(s) the certificates representing the Shares; and

         (iv) Purchaser and Joel Butler shall enter into a two-year employment agreement with an annual salary of $90,000, all benefits generally available to the Purchaser's other employees (the "Benefits"), and reimbursement of expenses reasonably incurred in relocating to Springfield, Missouri (subject to the Purchaser's advance approval of such expenses), and otherwise in form and substance reasonably satisfactory to Purchaser and Joel Butler. The employment agreement shall contain a non-competition and non-solicitation covenant during the employment period and for two years following termination of employment (if terminated by the Purchaser without cause, then one year following termination) and shall contain assignments to the Purchaser of all technology developed by Joel Butler during the employment period. Pursuant to the employment agreement, on the first day of employment, Joel Butler will receive an Option to purchase 100,000 shares of the Purchaser's common stock ("Hiring Option") at a price equal to the Market Value (as defined below) of the Purchaser's common stock on the date of this Agreement. The Closing Option shall become exercisable ninety days after the Closing Date, shall expire on the fifth anniversary of the Closing Date, and shall otherwise be in a form reasonably acceptable to the Purchaser and Joel Butler. Further, on each anniversary of the employee's first day of employment until the termination of employee's employment, the Purchaser shall issue to Joel Butler options to acquire the Purchaser's common stock ("Annual Bonus Options") at an exercise price per share equal to the Market Value of the Purchaser's common stock on the applicable anniversary date. Each Annual Bonus Option shall have a term of five years. The number of shares issuable pursuant to an Annual Bonus Option shall equal the net profit (as reasonably determined by the Purchaser in accordance with generally accepted accounting principles and other reasonable assumptions and estimates necessary to make the determination), in the year ending on such anniversary date, of the Purchaser's products that incorporate the Purchased Proprietary Rights multiplied by 5% and divided by the option exercise price per share. For example, if the net profits in a year ending on the first anniversary date equal $2 million and the Market Value on the anniversary date is $5, the exercise price per share shall be $5 (i.e., the Market Value) and the number of shares issuable pursuant to the first Annual Bonus Option shall be 20,000 shares of common stock (2 million x 5% / $5). If the employment agreement is terminated by the Purchaser prior to the first anniversary of the Closing Date, and the termination is without "cause" (as such term will be defined in the employment agreement), then the Purchaser shall continue to pay Joel Butler the annual salary and the Benefits through the first anniversary of the Closing Date, as well as reimbursing Joel Butler for any relocation expenses incurred by Joel Butler prior to the termination of employment and granting the Hiring Option. If the employment agreement is terminated for cause by the Purchaser prior to the first anniversary of the Closing Date, or if it is terminated by Joel Butler prior to the first anniversary of the Closing Date, then all compensation shall immediately terminate and Joel Butler shall refund to the Purchaser all moving expenses previously reimbursed or paid directly by the Purchaser.

         "Market Value" of a share of the Purchaser's common stock shall be the average closing price of the common stock on all securities exchanges on which the common stock may at the time be listed, or, if there has been no sales on any exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on the day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 10 trading days immediately preceding the day as of which "Market Value" is being determined. If at any time the common stock is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, "Fair Market Value" shall be determined in the reasonable, good faith discretion of the Purchaser's board of directors (taking into account all factors relevant to the value of the common stock, including, without limitation, the most recent price at which the common stock was sold to a third party).

         (C) SELLER'S CLOSING DELIVERIES. Subject to and conditioned upon the Closing, on or prior to the Closing Date, Seller shall have delivered to Purchaser all of the following:

         (i) a certificate of the Secretary of State or such other appropriate governmental body of the State in which Seller is organized providing that Seller is in good standing;

         (ii) copies of all third-party (including landlords) and governmental consents, approvals, filings, releases and terminations required in connection with the consummation of the transactions contemplated herein;

         (iii) an opinion, dated the Closing Date, of counsel to Seller, in form and substance reasonably satisfactory to Purchaser; and

         (iv) such other documents or instruments as Purchaser may reasonably request to effect the transactions contemplated hereby.

         (D) PURCHASER'S CLOSING DELIVERIES. Subject to and conditioned upon the Closing, on or prior to the Closing Date, the Purchaser shall have delivered to Seller all of the following:

         (i) a certificate of the Secretary of State or such other appropriate governmental body of the State in which Purchaser is organized, providing that Purchaser is in good standing; and

         (ii) such other documents or instruments as Seller may reasonably request to effect the transactions contemplated hereby.

         6. REPRESENTATIONS AND WARRANTIES. Seller and Shareholders each make the following representations and warranties to Purchaser, upon which Purchaser has relied:

         (A) ORGANIZATION, POWER AND AUTHORITY; SUBSIDIARIES. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas and has all requisite corporate power and authority to own or lease its properties and to carry on its business as it is now being conducted. Seller and Shareholders have the power and authority and capacity to enter into this Agreement, and upon execution of this Agreement by Seller and Shareholders same shall be binding upon and enforceable against Seller and Shareholders according to the terms hereof.

         (B) AUTHORIZATION; EXECUTION AND DELIVERY; NON-CONTRAVENTION. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action of the Seller. This Agreement has been duly executed and delivered by the Seller and is a valid and binding obligation of the Seller, enforceable in accordance with its terms. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will
(x) contravene any provision of the certificate of incorporation or by-laws of Seller; (y) violate or conflict with any federal, state or local law, statute, ordinance, rule, regulation or any decree, writ, injunction, judgment or order of any court or administrative or other governmental body or of any arbitration award which is either applicable to, binding upon or enforceable against Seller or any of the Shareholders; or (z) conflict with, result in any breach of or default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under any material contract, agreement, lease, license, indenture, trust or other instrument which is either binding upon or enforceable against the Seller or any of the Shareholders.

         (C) TAXES. Seller has filed all federal, state, county and local tax returns due prior to the date hereof and all taxes of every nature (including all sales and use taxes, income taxes and real estate taxes); and all penalties and interest thereon, due for or attributable to periods ending on or prior to the Closing Date, have been paid timely and in full.

         (D) GOOD TITLE. Seller has good and marketable title to the Purchased Proprietary Rights, and Seller shall convey same to Purchaser, free and clear of any mortgage, security interest, pledge, lien, conditional sales or other agreement, lease, encumbrance or claim of any nature. Seller does not know of any defects or deficiencies in the Purchased Proprietary Rights.

         (E) RELIANCE ON STATEMENTS. No representation contained herein or written statement made or furnished by any officer of Seller to Purchaser in connection with this Agreement contains any untrue statement of a material fact or omits any material fact necessary to make such representation or statement not misleading.

         (F) LITIGATION. There are no actions, suits, arbitrations, proceedings or investigations pending, or to the knowledge of Seller threatened, against or affecting Seller, Seller's operations, the Purchased Proprietary Rights, or Seller's use of the Purchased Proprietary Rights.

         (G) COMPLIANCE WITH LAWS. Seller is not in violation of any order, writ, notice, injunction or decree of any court, board, or agency. Seller has complied with, and is in present compliance with, all laws, regulations, rules and orders applicable to Seller's business and/or to any or all of the Purchased Proprietary Rights.

         (H) SOLE OWNER. Seller is the sole owner of all right, title and interest in and to the Purchased Proprietary Rights. There are not currently outstanding any options or other rights to purchase or license any interest in the Purchased Proprietary Rights.

         (I) LICENSES AND PERMITS. Seller possesses all licenses and required governmental or official approvals, permits or authorizations (collectively, the "Permits") for the business and operations of Seller. All such Permits are valid and in full force and effect, Seller is in substantial compliance with their requirements, and no proceeding is pending or, to the best of Seller's or Shareholders' knowledge, threatened to revoke or amend any of them. Schedule 6(i) contains a complete list of all such Permits. Except as indicated on
Schedule 6(i), none of such Permits will be impaired or in any way affected by the execution and delivery of this Agreement or the consummation of the transactions contemplated herein.

         (J) PROPRIETARY RIGHTS. (i) Seller has received no notice of any claim by any third party asserting the invalidity, abuse, misuse, or unenforceability of any of Seller's rights in, the use of, or the validity of the Purchased Proprietary Rights, and to Seller's knowledge there are no grounds for the same. The Purchased Proprietary Rights do not infringe, conflict with, dilute or misappropriate any proprietary rights of others, and the Seller has never received a notice claiming any such infringement, conflict, dilution or misappropriation. The conduct of Seller's business has not infringed any proprietary rights of others. To the knowledge of the Seller, no other person or entity is infringing, diluting or misappropriating any of the Purchased Proprietary Rights.

         (ii) Any employee, agent, consultant, or contractor who has contributed to or participated in the creation or development of any portion of the Purchased Proprietary Rights on behalf of the Seller either (i) is a party to a "work-for-hire" agreement under which the Seller is deemed to be the original owner / author of all property rights therein, or
         (ii) has executed an assignment to the Seller of all right, title and interest therein.

         (iii) The Purchased Proprietary Rights are valid and enforceable, and each portion of the Purchased Proprietary Rights that is registered with or issued by a governmental or regulatory authority has been duly registered with, filed in or issued by the appropriate governmental or regulatory authority and each such registration or issuance is valid and remains in full force and effect, and all applications therefor that are pending are in good standing and without challenge of any kind. The Seller has taken all actions reasonably necessary to protect each item of the Purchased Proprietary Rights, and has not taken any action that would impair or otherwise adversely affect its rights in the Purchased Proprietary Rights.

         (iv) The Seller has the sole and exclusive right to bring actions for infringement or unauthorized use of the Purchased Proprietary Rights, and to the knowledge of Seller, there is no basis for any such action.

         7. PRE-CLOSING COVENANTS OF PURCHASER.

         (A) CONDUCT OF BUSINESS. During the period from the date of this Agreement until the earlier of the Closing Date or the date this Agreement is terminated, (i) the Seller shall conduct its operations according to its ordinary and usual course of business, (ii) except as is required by applicable law, as may be approved by the Purchaser (which approval shall not be unreasonably withheld, delayed or conditioned) or as is otherwise contemplated by this Agreement, the Seller and the Shareholders shall refrain from taking any of the following actions:

         (i) failing to take the Business's customary measures, in the ordinary course of business consistent with past practice, to prevent the Business from suffering any theft, damage, destruction or casualty to the Purchased Proprietary Rights, whether or not covered by


         (ii) permitting any of the Purchased Proprietary Rights to be subjected to any lien;

         (iii) selling, leasing, assigning, licensing, transferring or otherwise disposing of any portion of the Purchased Proprietary Rights;

         (iv) issuing, selling or transferring any interest in the Seller or any rights to acquire any interest in the Seller, other than pursuant to this Agreement;

         (v) disclosing any confidential information;

         (vi) failing to maintain all reasonably necessary Permits or fail to make all reasonably necessary registrations or filings with or notices to any governmental or regulatory authority for the lawful ownership of the Purchased Proprietary Rights and the operation of its businesses as presently conducted;

         (vii) committing to do any of the foregoing.

         (B) REVIEW OF THE BUSINESS; CONFIDENTIALITY. The Seller shall permit the Purchaser and its representatives to have, after the date of execution of this Agreement, reasonable access during regular business hours to the premises and to the books and records of the Business, and the Seller shall cause the officers, employees and other representatives of each of the Seller to furnish the Purchaser with such financial and operating data and other information with respect to the Business as the Purchaser shall from time to time reasonably request.

         (C) COMMERCIALLY REASONABLE EFFORTS. Subject to the terms and conditions contained herein, the Seller and the Purchaser shall cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to make, or cause to be made, as soon as practicable after the date of this Agreement, all filings necessary, proper or advisable under applicable laws, in each case to consummate and make effective the transactions contemplated by this Agreement in the most expeditious manner practicable (including their respective commercially reasonable efforts to obtain, prior to the Closing Date, all permits, consents, approvals, authorizations, qualifications and orders as are necessary for consummation of the transactions contemplated by this Agreement, to remove any injunctions or other impediments or delays (legal or otherwise) and to fulfill the conditions to consummation of the transactions contemplated hereby set forth in Section 9 of this Agreement).

         8. POST-CLOSING COVENANTS OF PURCHASER AND SELLER.

         (A) From and after the Closing, Purchaser shall keep and preserve all books, records, information and data transferred to Purchaser hereunder for a period of not less than six (6) years after the Closing and provide Seller with reasonable access thereto to the extent any or all of same is needed by Seller for tax, accounting or litigation purposes.

         (B) Seller and Shareholders agree that after the Closing they will not use the trade name "Hyperion" (either alone or together with other names or words) or license other people to use such names in the Business.

         (C) Until the second anniversary of the Closing Date, the Purchaser shall not sell any of the Purchased Proprietary Rights until five business day after the Purchaser delivers an offer notice (the "Offer Notice") to Joel A. Butler setting forth the proposed Purchased Proprietary Rights to be sold and the proposed price thereof. Joel Butler may elect (on behalf of himself or any of the Shareholders) to purchase all of the Purchased Proprietary Rights specified in the Offer Notice at the price specified therein by delivering written notice of such election within five business days after its receipt of the Offer Notice. If any of the Shareholders have elected to purchase the Purchased Proprietary Rights from the Purchaser, the sale of such Purchased Proprietary Rights shall be consummated as soon as practical after the delivery of the election notice to the Purchaser, but in any event within ten business days after the Purchaser's receipt of the election notice. If the Shareholders do not elect to purchase all of the Purchased Proprietary Rights being offered, the Purchaser may, at any time within 60 business days after the expiration of the fifth business day following delivery of the Offer Notice, sell such Purchased Proprietary Rights to one or more third parties at an aggregate price no less than the price specified in the Offer Notice and on other terms no more favorable, in the aggregate, to the transferees thereof than set forth in the Offer Notice. Any Purchased Proprietary Rights not sold within such period shall be reoffered pursuant to this paragraph 8(c) prior to any subsequent sale.

         9. CONDITIONS TO CLOSING

         (A) CONDITIONS TO THE PURCHASER'S OBLIGATIONS. The Purchaser may elect not to close the transactions in its sole discretion for any reason or for no reason; provided that it shall forfeit the Initial Deposit and the Second Deposit (to the extent previously paid) if it exercises its rights not to close pursuant to this Section 9(a), if but only if such failure to close is not the result of a failure of the Seller or the Shareholders to comply with the terms of this Agreement, and the forfeiture of the Initial Deposit and the Second Deposit (to the extent previously paid) shall constitute liquidated damages for the Purchaser's failure to close.

         (B) CONDITIONS TO THE SELLER'S AND SHAREHOLDERS' OBLIGATIONS. The sale of the Purchased Proprietary Rights by the Seller on the Closing Date is conditioned upon satisfaction or waiver by the Seller, at or prior to the Closing, of the following conditions:

         (i) All of the agreements and covenants of the Purchaser to be performed on or prior to the Closing Date pursuant to this Agreement shall have been duly performed in all material respects.

         (ii) No preliminary or permanent injunction, decree or other order shall have been issued or be the subject of deliberation by any court or by any governmental or regulatory authority which prohibits the consummation of the transactions contemplated by this Agreement and which is in effect at the Closing.

         (iii) No law or order of any kind shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority which prohibits the consummation of the transactions contemplated by this Agreement or has the effect of making them illegal.

         10. INDEMNIFICATION.

         (A) Seller and Shareholders (the "Selling Parties") shall indemnify and hold Purchaser harmless from and against all damages, losses, liabilities, costs and expenses, including without limitation reasonable attorneys' fees and litigation expenses and costs, arising out of or resulting from (i) any representation or warranty made by the Selling Parties in this Agreement being untrue or incorrect; (ii) any material failure by the Selling Parties to timely observe or perform all covenants and agreements set forth herein; (iii) any brokers' fees incurred by the Selling Parties as described in Section 12(f); or
(iv) any liabilities of the Seller. All indemnification owing to Purchaser hereunder shall be due and payable upon demand and, in Purchaser's discretion, may also be recovered by setoff against amounts payable to the Selling Parties hereunder.

         (B) Purchaser shall indemnify the Selling Parties, and hold them harmless from and against, all damages, losses, liabilities, costs and expenses, including without limitation reasonable attorneys' fees and litigation expenses and costs arising out of or resulting from any material failure of Purchaser to observe or perform its covenants and agreements set forth in this Agreement. All indemnification owing to the Selling Parties shall be due and payable upon demand.

         (C) Each of the representations and warranties made by the Selling Parties in this Agreement, shall survive after the Closing Date, notwithstanding any investigation at any time made by or on behalf of any party.

         (D) Purchaser shall provide prompt notice ("Claim Notice") of any claim under Section 10(a) to Seller describing the claim, the amount thereof (if known and quantifiable), and the basis thereof; provided, however, that failure to give prompt notice shall bar recovery of indemnification only if and to the extent the failure to give such timely notice resulted in material prejudice to the ability of Seller to defend and respond to such claim.

         (F) Purchaser may at any time set off any amount for which the Selling Parties are responsible under Section 10 against any payments or other amounts owed from Purchaser to the Selling Parties pursuant to the provisions hereof or otherwise owing to any of the Selling Parties. The amount to be set off (the "Set Off Amount") shall be (x) the full amount of the claim made in the Claim Notice if the Selling Parties either agreed to such amount or failed to respond to such Claim Notice in writing within ten (10) business days from the date of receipt by the Selling Parties of such Claim Notice (the "Contest Period") or
(y) if such claim is contested by the Selling Parties prior to the end of the Contest Period, the amount of the claim that is either agreed to by the parties or the amount of any final, non-appealable judgment on such claim, in each case together with interest thereon at a rate of 7% per annum from the date on which the Set Off Amount is determined through the date of payment.

         11. ACQUISITION OF SHARES.

         (A) Seller represents that the Shares to be received pursuant to
Section 2(a) will be delivered directly to Shareholders at the Closing; provided that the Shares shall be deemed to have been delivered initially to Seller and distributed by Seller to the Shareholders.

         (B) Each Shareholder acknowledges (x) the Shares to be delivered pursuant to this Agreement will be "restricted securities" for purposes of the Federal securities laws and thus will be transferable only pursuant to (i) public offerings registered under the Securities Act of 1933, as amended (the "Securities Act"), (ii) Rule 144 or Rule 144A of the Securities and Exchange Commission (or any similar rule or rules then in force) if such rule is available and (iii) subject to the conditions specified in Section 11(c) below, any other legally available means of transfer, and (y) a legend will be placed on the certificates for the Shares issued hereunder in accordance with Section 11(e) below.

         (C) In connection with the transfer of any Shares (other than a transfer described in Section 11(b)(i) or (ii) above), the holder thereof shall deliver written notice to Purchaser describing in reasonable detail the transfer or proposed transfer, together with an opinion of counsel which (to Purchaser's reasonable satisfaction) is knowledgeable in securities law matters to the effect that such transfer of Shares may be effected without registration of such Shares under the Securities Act.

         (D) Each Shareholder hereby represents that Shareholder (i) is acquiring the Shares acquired pursuant hereto for Shareholder's own account with the present intention of holding such securities for purposes of investment, and that Shareholder has no intention of selling such securities in a public distribution in violation of the federal securities laws or any applicable state securities laws; provided that nothing contained herein shall prevent each Shareholder and subsequent holders of Shares from transferring such securities in compliance with the provisions of this Section 11; (ii) is an "accredited investor" as that term is defined in Rule 501 of Regulation D under the Securities Act or has designated a "purchaser representative," (iii) either alone or together with Shareholder's purchaser representative, (x) is a sophisticated investor, has had prior experience with investments of a similar nature, and (y) has knowledge and experience in financial and business matters such that Shareholder is capable of evaluating the merits and risks of an investment in the Shares, and (iv) has received all material documents, records and books pertaining to the Purchaser and the Shares which Shareholder has requested (including but not limited to filings by Purchaser with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended), and has been given an opportunity to make any further inquiries of the Purchaser and its representatives that Shareholder desires to make and that each such inquiry has been answered, or requested information provided, to Shareholder's satisfaction. Each Shareholder understands that the Purchaser has a limited operating history and that an investment in the Shares involves a high degree of risk.

         (E) Each certificate or instrument representing Shares shall be imprinted with a legend (in addition to any legend pursuant to Section 2(a) above) in substantially the following form:

                  "THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE SECURITIES ACT, AND MAY NOT BE SOLD, PLEDGED, TRANSFERRED OR DISPOSED OF UNLESS THEY ARE REGISTERED UNDER THE 1933 ACT AND ANY APPLICABLE STATE SECURITIES ACT OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE."

         12. MISCELLANEOUS PROVISIONS.

         (A) NOTICES. All notices, requests, demands or other communications which may be or are required or permitted to be served or given hereunder (in this Section collectively called "Notices") shall be in writing and shall be hand delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by a nationally recognized overnight delivery service, or via facsimile, to the parties hereto at the address or facsimile number listed below (provided that, for a facsimile, a copy is also sent promptly by U.S. mail, certified mail or overnight delivery service):

         If to the Seller or the Shareholders:
         ------------------------------------
         c/o Joel Butler

         ------------------------

         ------------------------

         ------------------------

         If to the Purchaser:
         -------------------
         SLS International, Inc.
         3119 South Scenic
         Springfield, MO  65807
         Attn:  President
         Fax:  (417)883-2723

         with a copy to:
         Jeff Mattson
         Freeborn & Peters, LLP
         311 S. Wacker Dr.
         Suite 3000
         Chicago, IL  60606
         Fax:  (312)360-6597

Either party may, by Notice given as aforesaid, change its address for all subsequent Notices. Notices shall be deemed given on the date delivered.

         (B) NO MODIFICATION. This Agreement may not be modified, altered or rescinded, or any rights hereunder waived, except by written agreement signed by the parties hereto, or signed by the party charged with the waiver in the case of a waiver.

         (C) BINDING AGREEMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and the respective heirs, beneficiaries, personal representatives, successors and assigns. There are no third-party beneficiaries to this Agreement.

         (D) ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior consent of the other parties, except that after the Closing, the Purchaser may assign its rights (but if so must also delegate its duties) to any of its affiliates or to any person or entity who acquires all or substantially all of the assets of the Purchaser.

         (E) BROKER FEES. Seller and the Shareholders shall be responsible for any commissions, fees or other amounts payable to a broker, finder, agent or other person or entity engaged by Seller or the Shareholders which are due and payable as a result of this Agreement and/or the transactions contemplated hereby.

         (F) SURVIVAL. Time is of the essence for all provisions hereof. All representations, warranties and covenants shall survive Closing hereunder.

         (G) FURTHER ASSURANCES. At any time and from time to time after the Closing, upon reasonable request of Purchaser, Seller and Shareholders shall do, execute, acknowledge and deliver such further acts, assignments, transfers, conveyances and assurances as may be reasonably required for the more complete consummation of the transactions contemplated herein.

         (H) GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Missouri, without regard to conflicts of laws principles that would cause any other state's laws to apply.

         (I) HEADINGS AND CAPTIONS. The captions set forth in this Agreement are solely for the convenience of the parties hereto and shall not control or affect the meaning or construction of this Agreement.

         (J) SEVERABILITY. If any term or provision of this Agreement is found by a court of competent jurisdiction to be unenforceable, in whole or in part, the rest and remainder of such provision and this Agreement shall be and remain enforceable to the fullest extent permitted by law.

         (K) CONFIDENTIALITY; PUBLICITY. Except as may be required by law, rule or regulation or as otherwise permitted or expressly contemplated herein, neither the Selling Parties nor their agents or representatives shall disclose to any third party the subject matter or terms of, or negotiations relating to, this Agreement without the prior consent of the Purchaser. In addition, no press release or other public announcement related to this Agreement or the transactions contemplated hereby will be issued by any of such persons hereto without the prior approval of Purchaser.

         (L) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Confirmation of execution by electronic transmission of a facsimile signature page shall be binding upon any party so confirming.

         (M) ENTIRE AGREEMENT. This Agreement, along with the Schedules and Exhibits hereto, sets forth all of the terms, agreements and representations among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings.


                       [SIGNATURES ON THE FOLLOWING PAGE]

         IN WITNESS WHEREOF, the parties hereto, intending to be bound hereby, have caused this Standard Asset Purchase Agreement to be executed the day and year first above written.


                                              PURCHASER:

                                              SLS INTERNATIONAL, INC.



                                              By:
                                                  -----------------------------
                                              Its:
                                                   ----------------------------



SELLER:

EVENSTAR, INC.



By:
    ----------------------------------------
Its:
     ---------------------------------------


SHAREHOLDERS:


-----------------------------
JOEL A. BUTLER


-----------------------------
DAVID L. BUTLER


-----------------------------
PATRICK D. BUTLER

                                LIST OF SCHEDULES
                                -----------------

Schedule A        -        Purchased Proprietary Rights

Schedule 1(b)     -        Additional Technology
Schedule 6(i)     -        Permits